Exhibit 99.1

                              FOR IMMEDIATE RELEASE

                                                  For More Information Contact:
                                                                   Ilya Welfeld
                                                                       RoomlinX
                                                                   201.696.9076
                                                          iwelfeld@roomlinx.com

         ROOMLINX POSITIONS FOR EXPANSION, APPOINTING WIRELESS INDUSTRY
                     VETERANS TO EXECUTIVE MANAGEMENT TEAM

               Aaron Dobrinsky to Join as Chief Executive Officer;
                     Frank Elenio as Chief Financial Officer

HACKENSACK, NEW JERSEY (April 27, 2004) - In anticipation of its proposed merger with RoomlinX. Inc, a leading provider of wireless high-speed Internet network solutions to the hospitality industry, Arc Communications, Inc. (OTC: ACOC) today announced it has appointed wireless industry veterans Aaron Dobrinsky and Frank Elenio to serve as CEO and CFO, respectively. The two have also been appointed to the Board of Directors and will serve in the same capacities at the merged company. Upon completion of the merger, expected to close with shareholder approval in coming weeks, the company will be moving its corporate headquarters to Hackensack, New Jersey.

Dobrinsky, founder, Chairman and former CEO of wireless data provider GoAmerica Communications, (Nasdaq: GOAM) is widely respected for his role as an innovator and business leader in the wireless and telecom industries. He is credited for having introduced wireless solutions as productivity tools for corporations. Elenio, who has more than 18 years of financial and M&A experience, served as CFO of GoAmerica from 1999 to 2003. The two have significant experience in all areas of business including mergers, acquisitions and strategic partnerships. While at GoAmerica, the two executives helped raise in excess of $200 million in equity, while at the same time expanding the company's distribution network. Together, they bring a combined industry and business acumen that will be a significant competitive advantage for RoomlinX.

"I am thrilled to join RoomlinX and couldn't be happier to team again with Frank as we seek to expand the possibilities in this category," said Aaron Dobrinsky, appointed CEO of RoomlinX. "The RoomlinX business model provides a solid foundation for opportunities that will only increase with the convergence of broadband, media and telecom. I am eager to work with the incredibly talented people at RoomlinX to leverage advances in these and other areas for the benefit of our customers. Immediately we will begin looking to expand the markets that Roomlinx currently serves while introducing some value-added services such as IP telephony (known as VOIP) to our line of quality products. Roomlinx is in a great position to take advantage of the technology available and I look forward converting those opportunities into exciting new revenue streams for the company."

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"The Roomlinx business model is different than many of its competitors', since
RoomlinX installs high-quality networks and then allows its customers to gain revenue through their usage," said Frank Elenio, appointed CFO for RoomlinX. "The need for wireless access is unquestionable. RoomlinX customers praise the company and its products, which translates into good business. I look forward to working with Aaron again and in helping make the RoomlinX vision a reality."

"Aaron is not only respected for his talent and hands-on management style but for his ability to forge important business relationships with a keen focus on strategy and execution," said Peter Bordes, chairman of Arc Communications and appointed Chairman of RoomlinX. "We are pleased by the potential Aaron and Frank feel is inherent in our model and believe that RoomlinX will become the preeminent player in this arena with these two at our helm."

"It is a testament to our company, the quality of our products and the loyalty of our customers that these two wireless industry veterans have agreed to lead our efforts," said Bob Lunde, current CEO of Roomlinx. "I look forward to supporting them as I shift my focus to partnerships in a new role spearheading strategic alliance initiatives for the company."

Dobrinsky founded GoAmerica in 1996 when, as a frequent business traveler, he realized there was no way to remain fully productive while on the road. Recognizing the potential demand for a form of mobile data communications, he was determined to find a solution. His search led him to discover new technologies in the emerging world of wireless data.

Dobrinsky has held management positions in several companies, frequently earning distinction for leading his groups to record profitability. He has been an advisor to several companies and is currently the Chairman of the Board for GoAmerica, Inc. (Nasdaq: GOAM). Dobrinsky is an experienced public speaker, has received recognition for his entrepreneurial acumen and was named as a finalist for Ernst & Young's Entrepreneur of the Year 1999 for his role as founder of GoAmerica.

Frank Elenio joined GoAmerica in January 1999 as its Chief Financial Officer, Treasurer and Secretary. Elenio began his career with Ernst & Young LLP (then Ernst & Whinney). Mr. Elenio left Ernst & Young in 1991 to join KTI, Inc., a waste recycling company, as corporate controller and ultimately becoming vice president of finance. After successfully transitioning KTI's financial operations to Maine, Elenio joined Bogen Communications, Inc. as controller in 1997. While at Bogen, Elenio helped move Bogen from the American Stock Exchange to the NASDAQ National Market. Additionally, Elenio helped procure a $20 million acquisition line of credit. Elenio is a Certified Public Accountant in New Jersey.

ABOUT ROOMLINX, INC.
RoomlinX is a pioneer in Broadband High Speed Wireless Internet connectivity, specializing in providing the most advanced 802.11b WI-FI Wireless and Wired networking solutions for High Speed Internet access to Hotel Guests, Convention Center Exhibitors, Corporate Apartments, and Special Event participants.

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ABOUT ARC COMMUNICATIONS, INC.
The information contained in this press release, including any "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and
Section 21E of the Securities Exchange Act of 1934 contained herein, should be reviewed in conjunction with the Company's Annual Report on Form 10-KSB and other publicly available information regarding the Company, copies of which are available from the Company upon request. Such publicly available information sets forth many risks and uncertainties related to the Company's business and such statements, including risks and uncertainties related to that are unpredictable and outside of the influence and/or control of the Company.

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